United States securities and exchange commission logo





                       January 13, 2023

       Robert Meyerson
       Chief Executive Officer and Director
       C5 Acquisition Corp
       1701 Pennsylvania Avenue NW
       Suite #460
       Washington, D.C. 20006

                                                        Re: C5 Acquisition Corp
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 29,
2022
                                                            File No. 001-41205

       Dear Robert Meyerson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction